Frankfurt/New York, 20 December 2007

Eurex and ISE complete merger

  Combination expands Eurex's global liquidity network into the U.S. and U.S. Dollar products
  Complementary customer base and product offerings provide cross-selling and innovative product development opportunities
  Integration approach leverages strengths of both organizations while maintaining respective uniqueness to address specific market needs

Eurex and International Securities Exchange Holdings, Inc. (ISE) today announced that Eurex has completed the acquisition of ISE, following the SEC's approval of the merger. Effective upon the open of the U.S. markets today, ISE common stock will be suspended from trading on the NYSE and will be delisted shortly thereafter. The exchange will continue to be regulated by the SEC as a registered national securities exchange and will operate under the existing management team as an independent subsidiary of Eurex. Eurex CEO Andreas Preuss will join ISE's Board of Directors.

With the addition of ISE, the world's largest equity options exchange, Eurex significantly expands its liquidity network into the U.S. and into U.S. Dollar (USD) products. On a combined basis, Eurex and ISE will be the market leader in individual equity and equity index derivatives worldwide. Eurex and ISE members will benefit from access to highly liquid products that span multiple asset classes and currencies. The combination provides growth opportunities through the cross-selling of existing products and through the future development of innovative joint products. The first joint initiatives will be announced in early 2008.

ISE has experienced strong volume growth this year and is on track to outperform expectations. In November 2007, ISE's average daily volume reached a new record of 4.3 million options contracts. Volumes year-to-date through November 2007 increased 35% to 741.6 million options contracts from 548.8 million contracts in the same period last year. Eurex acquired ISE for approximately USD 2.8 billion in cash, or USD 67.50 per share. Eurex's two parent companies, Deutsche Börse AG and SWX Swiss Exchange, provided the necessary financing in line with the economic interests of 85 and 15 percent, respectively, that both companies have in Eurex.

The combined group is the leading transatlantic operator of derivatives marketplaces with powerful distribution capabilities in two of the world's most important capital markets. Its wide range of both USD and Euro denominated products is unique in the market: the combination is home to the Euro zone interest rate and equity index benchmark derivatives products and offers options on all major U.S. and European companies. Currently, ISE and Eurex distribute their products to approximately 560 direct exchange members.

Deutsche Börse CEO Reto Francioni said: "We have successfully completed a transaction which will expand Deutsche Börse's leading position in the fast and steadily growing global derivatives markets. The acquisition will further fuel our strong growth prospects and create value for our shareholders."

Eurex CEO Andreas Preuss said: "Our strategic vision is to organize markets globally. ISE has a very strong presence in the U.S. market and the combination is a significant step in expanding our global multi-asset class liquidity network. ISE will maintain a high level of self-responsibility as an independent market under the ISE brand and management, ensuring that the entrepreneurial spirit which has been the hallmark of ISE's success to date will continue. Together we will leverage our combined distribution networks, know-how and innovation to address the specific needs of our respective marketplaces."

ISE CEO David Krell said: "As part of Eurex, ISE will be poised to expand its reach internationally and to deliver the combined benefits of product innovation, technology leadership, and trading efficiencies to our members. At the same time, we are focused on continuing to provide the same high level of customer service and hands-on attention to our members to meet their specific trading needs."

ISE COO and CEO-elect Gary Katz added: "In Eurex, we have found a partner with a strong cultural fit based on entrepreneurialism and efficiency.  Our combination will build upon these values to lead the ongoing evolution of global exchanges."

Peter Gomez, Chairman SWX Group and Chairman Eurex, said: "SWX Group is extremely pleased to be opening another chapter in Eurex's success story along with our partner Deutsche Börse. With the addition of ISE, we are delighted that Eurex is now the leading transatlantic marketplace in derivatives trading. We are also pleased to further expand SWX Group's international operations while at the same time maintaining our strategic focus in our home market through consolidating the Swiss value chain."

Media contacts:

Walter Allwicher/Heiner Seidel +49-69-21 11 15 00

Bruce Goldberg/Molly McGregor +1-212-897-8168 / +1-212-897-0275

Eurex Background

The international derivatives exchange Eurex, which forms part of Deutsche Börse Group, organizes markets globally. Eurex is home to the Euro zone interest rate and equity index benchmark derivatives. Eurex's portfolio of markets includes International Securities Exchange, the world's largest equity options exchange. The ECNs Eurex Repo and Eurex Bonds round out Eurex's offering for repo and bond trading. In addition, Eurex provides an automated and integrated clearing house, Eurex Clearing AG. Eurex's global liquidity network comprises more than 550 direct exchange members in 20 countries worldwide.

For more information about Eurex, visit www.eurexchange.com.

ISE Background

The International Securities Exchange operates a family of fully electronic trading platforms, creating efficient markets through innovative technology and market structure. ISE's markets portfolio consists of an options exchange and a stock exchange. As the world's largest equity options trading venue, ISE offers equity, ETF, index, and FX options. The ISE Stock Exchange trades approximately 6,000 products, and is the only fully electronic equities platform that provides the opportunity for continuous price improvement through the interaction of its non-displayed liquidity pool, MidPoint Match, and its displayed stock market. ISE Alternative Markets is scheduled to launch in 2008 and will offer an events market trading platform for derivatives auctions. To complement its markets and enable investors to trade smarter, ISE creates innovative new products including a portfolio of proprietary indexes and enhanced market data products for sophisticated investors.

ISE is a wholly owned subsidiary of Eurex, a leading global derivatives exchange that is part of the Deutsche Börse Group (Ticker: DB1). Together, Eurex and ISE are the global market leader in individual equity and equity index derivatives.

For more information about ISE, visit www.ise.com.